Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MONSTER BEVERAGE CORPORATION

Monster Beverage Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:               This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Amended and Restated Certificate of Incorporation of Monster Beverage Corporation (the “Certificate of Incorporation”), filed with the Secretary of State of the State of Delaware.

SECOND:          Article IV of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“ARTICLE IV

The aggregate number of shares of stock that the Corporation shall have authority to issue is one billion two hundred fifty million (1,250,000,000) shares of common stock $0.005 par value per share.”

THIRD:             This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:         All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation as of October 11, 2016.

MONSTER BEVERAGE CORPORATION

By:	/s/ Rodney C. Sacks
Name: Rodney C. Sacks
Title: Chief Executive Officer